Exhibit 1




FOR IMMEDIATE RELEASE                   Contacts:  Bert Byerley
- ---------------------                              214/879-5588
                                                   Gary White
                                                   214/879-5540
                                                   Kevin McGarry
                                                   214/879-5545


      JESS HAY, LONG-TIME HEAD OF LOMAS FINANCIAL CORPORATION,
          ANNOUNCES INTENTION TO RETIRE AS CHAIRMAN AND CEO


     DALLAS--August 2, l994--Lomas Financial Corporation (NYSE:LFC) announced today that it had been advised by Jess Hay, the Company's long-time chairman and chief executive officer, that he intended to retire on December 31, l994.

     Mr. Hay, who over three decades built Lomas into one of the nation's leading diversified mortgage banking institutions, and who subsequently and successfully led the Company through a financial and operational restructuring made necessary by the collapse of the Texas real estate market, advised the Company's board of directors at its regular meeting today of his intention to retire. Mr. Hay, 63, will continue to serve as chairman and chief executive officer of Lomas
until the selection of a successor.   After  retirement   Mr. Hay will
continue as a member of the board and will become a consultant to the Company as well as its chairman emeritus.

     Mr. Hay, who has been chief executive officer of Lomas since l965 and its chairman since l969, said: "The last five years have been a challenging and difficult period for Lomas. Disruptions related to mortgage portfolio runoff rates were particularly acute in the first nine months of fiscal l994 and resulted in very substantial operating
losses for the period, but we currently are making progress.   Single-
family mortgage refinancings have declined dramatically, a factor which will contribute significantly to the restoration of our mortgage banking operations to profitability in fiscal 1995. The remaining debt of our ST Lending subsidiary, which in June l992 totaled $240 million, currently stands at just $24 million and should be completely retired by year end. As a result, STL now reasonably is expected to provide incremental liquidity for Lomas commencing in l995, which is two years earlier than initially expected.

                               -more-

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                                                           Exhibit 1
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Lomas Financial Corporation    Page Two               August 2, 1994

     "These developments represent the substantial completion of the Company's financial restructuring, which we launched in l989.
Together, they signal the clear prospect of both improved operating results and an enhanced financial condition in the near future.

      "Accordingly, after 29 years as the Company's chief executive officer, I have decided that this is an appropriate time for me to retire, and to turn over the reins of this fine company to new leadership. I am very proud to have been a part of Lomas' hundred-year history. I also am deeply grateful for the opportunity to have worked with the thousands of dedicated employees who have served Lomas so faithfully throughout my tenure and who together constitute one of the most effective, creative and collegial organizations in the mortgage banking industry.

     "I look forward to a continuing affiliation with the Company and to assisting the accomplishment of an orderly transition to new leadership when my successor is selected, which should be within the next few months."

     Mr. Hay's external activities have been and remain extensive.
For l2 years beginning in l977, he served as a member of the Board of Regents of The University of Texas System, and for 2-1/2 years of
those l2 years he served as the board's chairman.   During the last 25
years, he also has served on the boards of directors or trustees of Southern Methodist University, the United States Chamber of Commerce, the Texas Association of Independent Colleges and Universities, the National Association of Real Estate Investment Trusts, The Dallas Citizens Council, The Greater Dallas Chamber of Commerce, The Zale Lipshy University Hospital of The University of Texas Southwestern Medical School at Dallas, The Southwestern Medical Foundation, The Dallas Museum of Fine Art, and the Methodist Hospital of Dallas.

     Mr. Hay currently serves as chairman of the Texas Foundation for Higher Education and as a member of the board of the Texas Higher Education Legislative Political Action Committee and as Chairman of Governor Ann Richards' Advisory Committee on Alternative Uses of the Assets of the Superconducting Super Collider. He also formerly served as chairman of Child Care Partnership of Dallas, and is an active advocate of enhancements to our nation's education enterprise at all levels: child care, preschool, elementary, secondary and higher education.

     Mr. Hay has been an active participant in the political process since l950, and in l977 and l978 he served as National Finance
Chairman of the Democratic National Committee.

                               -more-

                                                           Exhibit 1
                                                         (Continued)

Lomas Financial Corporation    Page Three             August 2, 1994


     Mr. Hay also serves on the boards of directors of Exxon
Corporation, Southwestern Bell Corporation, The Dial Corporation, and Trinity Industries, Inc.


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